February 5, 2018

Letter to Shareholders Q3 FY18

CIRRUS LOGIC, INC.

800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

February 5, 2018

Dear Shareholders,

Cirrus Logic reported Q3 revenue of $482.7 million, GAAP operating profit of 21 percent and non-GAAP operating profit of 26 percent. GAAP and non-GAAP earnings per share were $0.52 and $1.59, respectively. While our design position with key customers remains strong, revenue was below expectations due to unanticipated weakness in smartphone demand that materialized in late December. Although sales in Q3 and our Q4 outlook are disappointing, the company remains focused on delivering a robust portfolio of compelling components in a timely manner and maintaining our strong relationships with key customers, which we believe will fuel future growth opportunities. During the quarter, we continued to ramp production of numerous components in recently introduced smartphones and wireless digital headsets. Design activity across our portfolio was robust, and we expect new devices utilizing our innovative products to be introduced throughout the year by multiple customers. The company gained traction this past year in a number of smartphone and digital headset manufacturers with smart codecs, boosted amplifiers, hi-fi DACs and MEMS microphones both in flagship and mid-tier devices and we are optimistic about our opportunities with existing customers and new OEMs over the next several years.

Figure A: Cirrus Logic Q3 FY18 GAAP to Non-GAAP Reconciliation

	GAAP	Other	Non-GAAP
Revenue	**$482.7**		**$482.7**
Gross Profit	**$235.1**	**$0.4**	$235.5
Gross Margin	**48.7%**		**48.8%**
Operating Expense	$131.6	($23.7)	$107.9
Operating Income	**$103.5**	**$24.1**	**$127.6**
Operating Profit	**21%**		**26%**
Other Income / (Expense)	$1.3		$1.3
Income Tax Expense	$71.0	($46.3)	$24.7
Net Income	**$33.8**	**$70.4**	**$104.2**
Diluted EPS	**$0.52**	**$1.07**	**$1.59**

*Complete GAAP to Non-GAAP reconciliations available on page 14

$ millions, except EPS

Revenue and Gross Margins

Revenue for the third quarter was $482.7 million, up 13 percent sequentially and down 8 percent year over year. The company reported revenue below guidance due to unanticipated weakness in smartphone demand that materialized in late December. The sequential increase in revenue was primarily driven by sales of portable audio components as customers continued to ramp new products. The decline in revenue on a year-over-year basis reflects, as previously disclosed, the sale of lower ASP components at a key Android OEM and ASP reductions on certain other portable audio products. One customer contributed 86 percent of sales for the quarter. Our relationship with our largest customer remains outstanding with design activity continuing on various products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue Q3 FY16 to Q4 FY18 (M)


$348
$232
$259
$429
$523
$328
$321
$426
$483
$320*
Q3/FY16
Q4/FY16
Q1/FY17
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Q2/FY18
Q3/FY18
Q4/FY18

*Midpoint of guidance as of February 5, 2018

In the March quarter, we expect revenue to range from $300 million to $340 million, down 34 percent sequentially and 2 percent year over year at the midpoint. Guidance for the quarter reflects continued weakness in demand for portable audio products. Based on our current visibility, we expect revenue for FY19 to be relatively flat year over year. Nonetheless, with a substantial portfolio of components and a solid product roadmap, the company is actively engaged in design

activity with many of the leaders in the smartphone, digital headset and smart home markets. Based on these activities we anticipate a return to growth in the calendar 2019 timeframe. We are optimistic about our future growth potential and believe the company is poised to capitalize on these opportunities over the next several years.

GAAP and non-GAAP gross margins in the December quarter were 48.7 percent and 48.8 percent, respectively, compared to 49.7 percent in Q2 FY18. The sequential decline in gross margin reflects a shift in mix to lower margin products. In the March quarter, gross margin is expected to range from 48 percent to 50 percent.

Operating Profit, Earnings and Cash

Operating profit for the third quarter was approximately 21 percent GAAP and 26 percent non-GAAP. GAAP operating expense was $131.6 million, up $11.2 million sequentially and $22.6 million year over year. GAAP operating expense included approximately $12.1 million in share-based compensation and $11.6 million in amortization of acquired intangibles. Non-GAAP operating expense was $107.9 million, up $11 million sequentially and $16.4 million year over year. These results reflect an additional week of operations in the quarter as approximately every 6 years our financial results are comprised of 53 weeks versus the normal 52 weeks. The primary drivers of the increase in GAAP and non-GAAP operating expense are detailed below in Figure C.

Figure C: Primary Drivers of Operating Expense Increase

Q/Q	Y/Y
↑ Employee related expenses (including headcount and additional week of expense)	↑ Headcount and other employee related expenses (including additional week of expense)
↑ Variable compensation	↑ The absence of a sales tax refund in the U.S. that benefited R&D expense in Q3 FY17
	↑ Amortization of acquisition intangibles*
	↑ Product development (including tape outs)
	↑ Share-based compensation*
	↑ Facilities-related expenses associated with increased headcount
	↓ Variable compensation

*Excluded from non-GAAP operating expense

In the March quarter, GAAP R&D and SG&A expenses should range from $130 million to $136 million, including roughly $13 million in share-based compensation and $13 million in amortization of acquired intangibles. Guidance reflects higher employee costs, which are offset somewhat by a decline in variable compensation and the return to 13 weeks of operating expense in Q4, compared to 14 weeks in Q3 FY18. In FY19, we expect to manage expenses prudently as we balance our long-term profitability goals with the necessary increased investment in certain important R&D projects that we expect to drive future growth opportunities. Longer term, we remain committed to our target operating profit model in the mid-20 percent range. Our total headcount exiting Q3 was 1,568.

Figure D: Cirrus Logic GAAP R&D and SG&A Expenses/Headcount Q3 FY16 to Q4 FY18


$M
140
130
120
110
100
90
80
70
60
50
40
30
20
10
0
1,248
1,291
1,336
1,379
1,406
1,444
1,467
1,529
1,567
Q3/FY16
Q4/FY16
Q1/FY17
Q2/FY17
Q3/FY17
Q4/FY17
Q1/FY18
Q2/FY18
Q3/FY18
Q4/FY18
Expense*
SG&A
R&D
Headcount
*Reflects midpoint of combined R&D and SG&A guidance as of February 5, 2018

GAAP earnings per share for the December quarter were $0.52, compared to $1.10 the prior quarter and $1.83 in Q3 FY17. GAAP earnings per share include approximately $57.9 million of discrete items related to U.S. tax reform. Non-GAAP earnings per share were $1.59, versus $1.36 in Q2 FY18 and $1.87 in Q3 FY17.

Our ending cash balance in the December quarter was approximately $413 million, up from $329 million the prior quarter. Cash from operations was approximately $132.3 million for the quarter. Over the past five years, the company has utilized $292.4 million to repurchase 9.1 million shares. In the December quarter, we used roughly $20 million to repurchase 363,554 shares at an average price of $55.01. Cirrus Logic has $60.2 million remaining on our October 2015 share repurchase program. Further, the Board of Directors authorized the company to repurchase up to an additional $200 million of the company's common stock. We will continue to evaluate potential uses of cash, including acquisitions and the repurchase of shares. Net interest income is currently expected to be slightly above $1 million in Q4 FY18.

Taxes and Inventory

GAAP tax expense for the December quarter was approximately $71 million, resulting in an effective tax rate of 68 percent. Non-GAAP tax expense and the effective tax rate for the quarter were approximately $24.7 million and 19 percent, respectively. Non-GAAP tax expense excludes approximately $57.9 million of discrete items related to U.S. tax reform, partially offset by the tax effect of higher Non-GAAP income in various jurisdictions. We estimate that our worldwide non-GAAP effective tax rate in FY18 will range from 20 percent to 22 percent. In FY19, we estimate that our worldwide non-GAAP effective tax rate will likely range from 17 percent to 19 percent. Looking beyond FY19, we continue to expect the non-GAAP tax rate to decrease gradually on an annual basis through FY21.

Q3 inventory was $193 million, down from $210.8 million the prior quarter. As expected, inventory declined as we fulfilled demand following new product introductions. Inventory is expected to be down again in the March quarter.

Company Strategy

Cirrus Logic's accomplishments the past decade have been tremendous. As the leading supplier of audio and voice technology, the company's ability to identify fast growing markets, establish and maintain relationships with key leaders and execute on our innovative product roadmap in a timely manner drove revenue from $182 million in fiscal year 2007 to $1.5 billion in fiscal year 2017. With design cycles that can range from one to three years, Cirrus Logic's business model requires a significant investment in R&D in order to drive the development of products that we believe are essential for future revenue growth. We continue to heavily invest in hardware and software solutions across the audio signal chain that enable new features and use cases that improve the consumer experience. We also remain laser focused on providing customers outstanding engineering and acoustics support and supply chain management capabilities. Cirrus Logic has successfully introduced a wide range of flagship and mid-tier smart

codecs, boosted amplifiers, high-fidelity DACs and MEMS microphones that address the growing demand for compelling audio and voice functionality across the smartphone, digital headset and smart home markets. We expect design activity for these components to continue to accelerate and new devices utilizing these innovative products to be launched throughout the year.

Anticipating the emergence of voice as a key user interface, the company has dedicated significant R&D resources in recent years to developing technologies that enhance the voice user experience. We are now seeing significant consumer excitement in this space, along with many leading OEMs investing heavily in the voice experience as a core element of their product strategies. Cirrus Logic has built a rich portfolio of hardware and software solutions to help customers deliver these experiences, with technologies including far-field, multi-microphone acoustic processing; always-on voice control; barge-in capabilities; Automatic Speech Recognition ("ASR") preprocessing; and general voice post processing. While we are shipping all of these technologies in devices today, they have primarily been concentrated in high-tier smartphones, though we increasingly see opportunities to leverage our products and technology portfolio in mid-tier smartphones, wearable devices and other markets such as the smart home. We are actively working with a variety of smart home customers directly and through reference designs via our Voice Capture Development Kit for Amazon Alexa Voice Services. We expect these products to be introduced as we move throughout the year.

As connected devices become more entwined in our lives the requirements for secure verification and user privacy are contributing to a surge in demand for biometric voice authentication. We believe voice is a compelling and natural biometric modality -- complementary to facial recognition and fingerprint sensing -- as there are many applications and use cases where the current biometric technologies are less than optimal. While the voice biometrics market is still in the early stages of development, we are encouraged to see demand from customers as the overall market progresses, including the active promotion of the transition from the use of pin codes to biometrics including voice by the leading standards body for online and mobile identity verification, the FIDO Alliance. We have continued to make progress with our first voice biometrics product and in December delivered evaluation kits to a lead customer.

With our expertise in voice signal processing and investment in secure voice authentication, we expect Cirrus Logic to be a leading player in this rapidly evolving market over the coming years.

Demand for boosted amplifiers has increased meaningfully in recent years, fueled by several key trends in the smartphone market. OEMs continue to push the envelope with thinner industrial designs while expanding the usable screen area, resulting in constrained board size and the need for compact, more sophisticated boosted amplifiers to drive smaller speakers with less air volume. The desire for louder and higher quality sound output is prompting smartphone manufacturers to move from mono to stereo speaker solutions in flagship models. In the mid-tier market, consumers increasingly want a similar audio experience as found in higher-end phones. We expect to continue to see a transition in certain mid-tier models from power management IC's with integrated amplifiers, which supply basic, low output audio capability, to the use of standalone boosted amplifiers. We believe the company's investment in amplifiers over the past few years has positioned us well to capitalize on these trends. We have migrated from 180-nanometer to 55-nanometer and optimized our hardware and software to support specific functionality and price requirements while providing a compelling user experience. We are extremely pleased with the initial success of our fully integrated 55-nanometer DSP enabled amplifier targeting the Android market. As we add more compelling 55-nanometer boosted amplifiers to our portfolio, we continue to expand our design funnel in both mid-tier and flagship devices at numerous Android OEMs. We expect to begin production in both smartphone segments with multiple customers in the first half of calendar 2018.

We also see an opportunity to leverage our boosted amplifier technology into an adjacent emerging market, as a variety of Android OEMs replace mechanical buttons with haptic technology. We believe that we have several advantages in this market. The underlying technology of a high voltage boosted amplifier with low latency monitoring capability is well suited to drive rapid acceleration and braking of a vibration actuator to deliver tactile feedback to users that is consistent with mechanical buttons. The company's boosted amplifiers targeting haptic applications are designed to span product tiers and are coupled with software solutions that optimize performance while enabling OEMs to customize the user experience. With a solid

portfolio of products and a comprehensive roadmap, we are confident in our ability to further penetrate existing and new customers.

During the quarter, we continued to make progress in digital headsets as design activity was robust and we remained actively involved with a variety of customers. We have multiple engagements with our hi-fi audio codec with integrated high-speed USB for both USB-C wired digital headsets and adaptors targeting inbox and accessory products. As we move through the first half of calendar 2018, we expect more digital headsets and adaptors utilizing Cirrus Logic components to be introduced. We are focused on broadening our portfolio of products to address a wider range of technical specifications and price points as the digital headset market unfolds. In the December quarter, we were excited to tape-out our latest generation adaptive ANC smart codec that builds on our hi-fi audio codec with integrated high-speed USB. In addition, this new adaptive ANC smart codec adds capability for a variety of new voice related features and user enhancements. We expect to begin sampling to customers in the March quarter. While we are encouraged as more Android smartphones moved to USB-C this past quarter, this highly fragmented market is developing slower than we anticipated as many OEMs are approaching the removal of the 3.5mm jack and the transition to digital headsets with caution. Despite slower than anticipated adoption, we remain confident in our expectation that the shift from analog headsets to digital will continue and Cirrus Logic is investing in products and technologies that we believe will provide meaningful opportunities in this market over the next five years.

We believe Cirrus Logic's future is bright as our core competency of designing complex analog and digital signal processing components at ultra-low power levels, combined with our extensive software capabilities, is increasingly important in the sophisticated audio and voice markets we serve. With a broad portfolio of smart codecs, boosted amplifiers, hi-fi DACs, MEMS microphones, and a robust roadmap in various stages of development, we believe we have the potential to increase penetration of existing customers and expand with new Android customers in the coming years.

Other Interesting Stuff

We are extremely pleased to have been recognized in Fortune magazine as one of the top employers in the United States on the 2017 Best Small and Medium Workplaces by the Great Places to Work Institute®. The company also placed in the top Small and Medium Workplaces list in the UK, as well as being identified by the Austin American Statesman, for the seventh consecutive year, as a top employer in Central Texas. Cirrus Logic has developed a corporate culture that encourages innovation, creativity and timely execution, while fostering integrity, trust and camaraderie. We believe this environment is essential for the company to attract and retain talented employees and is critical to our long-term success.


TOP
WORK
PLACES
2017
Category: Medium
GREAT PLACE TO WORK®
2017
Best Workplaces™
Small & Medium
GREAT PLACE TO WORK®
2017
Best Workplaces™

Summary and Guidance

For the March quarter we expect the following results:

- Revenue to range between $300 million and $340 million;
- GAAP gross margin to be between 48 percent and 50 percent; and
- Combined GAAP R&D and SG&A expenses to range between $130 million and $136 million, including approximately $13 million in share-based compensation expense and $13 million in amortization of acquired intangibles;

In summary, we firmly believe in Cirrus Logic's long-term success. As the leading supplier of the complete audio signal chain with a portfolio of products that span the technical and price requirements of flagship and mid-tier devices, the company is in a unique position to address increased demand for innovative audio and voice products in the smartphone, digital headset and smart home markets.

Sincerely,



Jason Rhode

President and Chief Executive Officer



Thurman Case

Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 3179607).

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating profit, operating expenses, gross margins, tax expenses and tax expense impact on earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related share-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including future revenue growth and market penetration opportunities, expected product ramps, effective tax rates for fiscal year 2018 and future years, our ability to manage expenses prudently, and our forecasts for fourth quarter fiscal year 2018, fiscal and calendar year 2019 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense and amortization of acquired intangibles. In some cases, forward-looking statements are identified by words such as "emerge," "expect," "anticipate," "foresee," "target," "project," "believe," "goals," "opportunity," "estimates," "intend," "will," and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the fourth quarter of fiscal year 2018 and fiscal year 2019, customer cancellations of orders, or the failure to place orders consistent with forecasts, along with the timing and success of new product ramps; and the risk factors listed in our Form 10-K for the year ended March 25, 2017 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Summary financial data follows:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended	
	Dec. 30, 2017	Sep. 23, 2017	Dec. 24, 2016	Dec. 30, 2017	Dec. 24, 2016
	Q3'18	Q2'18	Q3'17	Q3'18	Q3'17
Portable audio products	$ 438,650	$ 381,761	$ 483,712	$ 1,101,099	$ 1,083,190
Non-portable audio and other products	44,091	43,776	39,317	127,914	127,886
Net sales	**482,741**	**425,537**	**523,029**	**1,229,013**	**1,211,076**
Cost of sales	247,653	214,255	267,877	620,927	617,540
Gross profit	**235,088**	**211,282**	**255,152**	**608,086**	**593,536**
Gross margin	**48.7%**	**49.7%**	**48.8%**	**49.5%**	**49.0%**
Research and development	96,978	90,353	76,079	270,888	225,686
Selling, general and administrative	34,604	30,041	32,884	95,504	95,513
Total operating expenses	131,582	120,394	108,963	366,392	321,199
Income from operations	**103,506**	**90,888**	**146,189**	**241,694**	**272,337**
Interest income (expense), net	912	725	(350)	2,231	(2,042)
Other income (expense), net	322	(1,116)	(47)	(813)	(161)
Income before income taxes	**104,740**	**90,497**	**145,792**	**243,112**	**270,134**
Provision for income taxes	70,961	17,197	23,751	93,121	43,983
Net income	**$ 33,779**	**$ 73,300**	**$ 122,041**	**$ 149,991**	**$ 226,151**
Basic earnings per share:	$ 0.53	$ 1.16	$ 1.91	$ 2.36	$ 3.59
Diluted earnings per share:	$ 0.52	$ 1.10	$ 1.83	$ 2.26	$ 3.41
Weighted average number of shares:					
Basic	63,453	63,431	63,837	63,655	63,025
Diluted	65,557	66,360	66,748	66,377	66,378

Prepared in accordance with Generally Accepted Accounting Principles

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION

(unaudited, in thousands, except per share data; not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended	
	Dec. 30, 2017	Sep. 23, 2017	Dec. 24, 2016	Dec. 30, 2017	Dec. 24, 2016
Net Income Reconciliation	Q3'18	Q2'18	Q3'17	Q3'18	Q3'17
GAAP Net Income	$ 33,779	$ 73,300	$ 122,041	$ 149,991	$ 226,151
Amortization of acquisition intangibles	11,600	11,600	8,308	34,800	24,997
Stock based compensation expense	12,512	12,292	9,471	36,207	28,706
Acquisition-related items	-	-	-	(4,048)	(3,566)
Adjustment to income taxes	46,273	(7,260)	(15,094)	31,756	(34,191)
Non-GAAP Net Income	$ 104,164	$ 89,932	$ 124,726	$ 248,706	$ 242,097
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 0.52	$ 1.10	$ 1.83	$ 2.26	$ 3.41
Effect of Amortization of acquisition intangibles	0.18	0.18	0.13	0.52	0.38
Effect of Stock based compensation expense	0.19	0.19	0.14	0.55	0.43
Effect of Acquisition-related items	-	-	-	(0.06)	(0.05)
Effect of Adjustment to income taxes	0.70	(0.11)	(0.23)	0.48	(0.52)
Non-GAAP Diluted earnings per share	$ 1.59	$ 1.36	$ 1.87	$ 3.75	$ 3.65
Operating Income Reconciliation					
GAAP Operating Income	$ 103,506	$ 90,888	$ 146,189	$ 241,694	$ 272,337
GAAP Operating Profit	*21%*	*21%*	*28%*	*20%*	*22%*
Amortization of acquisition intangibles	11,600	11,600	8,308	34,800	24,997
Stock compensation expense - COGS	386	328	282	1,052	747
Stock compensation expense - R&D	6,995	6,034	5,078	19,289	15,199
Stock compensation expense - SG&A	5,131	5,930	4,111	15,866	12,760
Acquisition-related items	-	-	-	(4,048)	(3,566)
Non-GAAP Operating Income	$ 127,618	$ 114,780	$ 163,968	$ 308,653	$ 322,474
Non-GAAP Operating Profit	*26%*	*27%*	*31%*	*25%*	*27%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 131,582	$ 120,394	$ 108,963	$ 366,392	$ 321,199
Amortization of acquisition intangibles	(11,600)	(11,600)	(8,308)	(34,800)	(24,997)
Stock compensation expense - R&D	(6,995)	(6,034)	(5,078)	(19,289)	(15,199)
Stock compensation expense - SG&A	(5,131)	(5,930)	(4,111)	(15,866)	(12,760)
Acquisition-related items	-	-	-	4,048	3,566
Non-GAAP Operating Expenses	$ 107,856	$ 96,830	$ 91,466	$ 300,485	$ 271,809
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 235,088	$ 211,282	$ 255,152	$ 608,086	$ 593,536
GAAP Gross Margin	*48.7%*	*49.7%*	*48.8%*	*49.5%*	*49.0%*
Stock compensation expense - COGS	386	328	282	1,052	747
Non-GAAP Gross Profit	$ 235,474	$ 211,610	$ 255,434	$ 609,138	$ 594,283
Non-GAAP Gross Margin	*48.8%*	*49.7%*	*48.8%*	*49.6%*	*49.1%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 70,961	$ 17,197	$ 23,751	$ 93,121	$ 43,983
GAAP Effective Tax Rate	*67.7%*	*19.0%*	*16.3%*	*38.3%*	*16.3%*
Adjustments to income taxes	(46,273)	7,260	15,094	(31,756)	34,191
Non-GAAP Tax Expense	$ 24,688	$ 24,457	$ 38,845	$ 61,365	$ 78,174
Non-GAAP Effective Tax Rate	*19.2%*	*21.4%*	*23.7%*	*19.8%*	*24.4%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 1.08	$ 0.26	$ 0.36	$ 1.40	$ 0.66
Adjustments to income taxes	(0.71)	0.11	0.23	(0.48)	0.52
Non-GAAP Tax Expense	$ 0.37	$ 0.37	$ 0.59	$ 0.92	$ 1.18
Free Cash Flow Reconciliation					
GAAP Cash Flow from Operations	$ 132,314	$ 84,525	$ 208,046	$ 213,023	$ 244,893
Capital Expenditures	(14,296)	(16,079)	(11,438)	(41,663)	(35,300)
Non-GAAP Free Cash Flow	$ 118,018	$ 68,446	$ 196,608	$ 171,360	$ 209,593

CONSOLIDATED CONDENSED BALANCE SHEET
unaudited; in thousands

	Dec. 30, 2017	Mar. 25, 2017	Dec. 24, 2016
ASSETS			
Current assets			
Cash and cash equivalents	$ 226,640	$ 351,166	$ 310,375
Marketable securities	12,822	99,813	72,342
Accounts receivable, net	217,619	119,974	246,630
Inventories	192,967	167,895	154,128
Other current assets	29,445	37,080	41,747
Total current Assets	679,493	775,928	825,222
Long-term marketable securities	173,717	-	-
Property and equipment, net	187,143	168,139	167,933
Intangibles, net	126,183	135,188	144,005
Goodwill	288,481	286,767	287,518
Deferred tax asset	16,467	32,841	34,737
Other assets	21,841	14,607	13,990
Total assets	$ 1,493,325	$ 1,413,470	$ 1,473,405
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 116,274	$ 73,811	$ 154,930
Accrued salaries and benefits	29,543	40,190	33,122
Other accrued liabilities	29,903	30,074	24,687
Total current liabilities	175,720	144,075	212,739
Long-term debt	-	60,000	100,000
Other long-term liabilities	106,239	57,703	56,631
Stockholders' equity:			
Capital stock	1,301,800	1,259,279	1,247,191
Accumulated deficit	(92,402)	(107,014)	(141,027)
Accumulated other comprehensive income (loss)	1,968	(573)	(2,129)
Total stockholders' equity	1,211,366	1,151,692	1,104,035
Total liabilities and stockholders' equity	$ 1,493,325	$ 1,413,470	$ 1,473,405

Prepared in accordance with Generally Accepted Accounting Principles